Exhibit 23.4

中国上海市南京西路1515号静安嘉里中心一座10层 200040

10/F, Tower 1, Jing An Kerry Centre, 1515 West Nanjing Road, Shanghai 200040, China

电话    Tel: +86 21 6019 2600    传真    Fax:    +86 21 6019 2697

网址      Web: www.tongshang.com

May 22, 2023

Belite Bio, Inc

12750 High Bluff Drive Suite 475

San Diego, CA 92130

Dear Sir/Madam,

We have acted as legal counsel as to the laws of the People’s Republic of China to Belite Bio, Inc, a company incorporated under the laws of the Cayman Islands, on certain matters in connection with the offering and sales from time to time of up to $300,000,000 of (i) the Company’s American Depositary Shares, or ADSs, representing ordinary shares, ordinary shares, preferred shares, warrants, overallotment purchase rights, subscription rights, units, capital notes and/or debt securities in accordance with the registration statement on Form F-3 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended and (ii) the Company’s ADSs previously registered pursuant to the Company’s registration statement on Form F-3 (File No. 333-271549) (the “Prior Registration Statement”). The Registration Statement updates the Prior Registration Statement and includes ADSs previously registered by the Company pursuant to such Prior Registration Statement.

We hereby consent to the use and reference of our name under the headings “Legal Matters”, and elsewhere, and the filing of this letter as exhibit to, the Registration Statement.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices